SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[	]	Preliminary Proxy Statement
[	]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	]	Definitive Proxy Statement
[ X ]		Definitive Additional Materials
[	]	Soliciting Material Under Rule 14a-12
NOVOSTE CORPORATION

(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P. STEEL PARTNERS, L.L.C. WARREN LICHTENSTEIN J.L. HOWARD, INC. JACK HOWARD JOHN QUICKE JAMES HENDERSON JOSHUA SCHECHTER HARVEY BAZAAR LEONARD TOBOROFF

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to

Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[	]	Fee paid previously with preliminary materials:

[	]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRESS RELEASE

NOVT CORPORATION AND STEEL PARTNERS END PROXY CONTEST

SPECIAL MEETING WILL NOT BE HELD

NORCROSS, GA.—(BUSINESS WIRE)—March 17, 2006 – NOVT Corporation (formerly Novoste Corporation) (NASDAQ: NOVT) and Steel Partners II, L.P. and certain affiliated or related entities and persons announced today that they have reached an agreement to end their on-going proxy contest relating to the board of directors. As a result, the special meeting of shareholders scheduled to be held on April 13, 2006 is cancelled.

Pursuant to the agreement, the current NOVT board of directors has approved a reconstituted board of directors, which will consist of three appointees of Steel Partners, Jack L. Howard, John Quicke and Leonard Toboroff, as well as William E. Whitmer, who is currently a director of NOVT. The change in composition of the board of directors will be effective on the later of (i) the tenth calendar day after the date of filing and dissemination to NOVT’s shareholders of an Information Statement pursuant to Rule 14f-1 under the Securities Exchange Act of 1934 or such later date as may be required to comply with any SEC comments and (ii) the filing by NOVT with the SEC of NOVT’s Annual Report on Form 10-K for the twelve months ended December 31, 2005, but in no event later than April 17, 2006.

Alfred J. Novak said, “We believe the agreement is in the best interests of all of NOVT’s shareholders and are pleased to have resolved our differences with Steel Partners on these terms. This agreement, together with the successfully completed sale of our VBT business, positions the company to effect an orderly transition to a newly constituted board and management for the next phase of the company’s future.”

Warren Lichtenstein of Steel Partners said, “We are pleased that we were able to avoid further cost and disruption to the Company and that we were able to work together with the Company in this matter. We appreciate the support of our fellow stakeholders.”

Pursuant to the agreement between NOVT and Steel Partners, it was agreed, among other things, that: (i) the board size will be reduced from seven to four directors, (ii) Messrs. Toboroff and Whitmer will serve as Class I directors and, subject to the board’s fiduciary duties, stand for election to new 3-year terms at NOVT’s next annual meeting, (iii) Mr. Quicke will be appointed as a Class II director, (iv) Mr. Howard will be appointed as a Class III director, (v) NOVT will reimburse Steel Partners $232,912.75 for out-of-pocket expenses incurred in connection with their opposition to management’s dissolution proposal and the on-going proxy contest, and (vi) NOVT, Steel Partners and certain affiliated or related persons and entities and the officers and directors of NOVT have exchanged certain releases.

About NOVT Corporation

NOVT Corporation common stock is traded on the Nasdaq National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit NOVT Corporation’s website at www.novtcorporation.com.

Contact:	Alfred J. Novak, NOVT Corporation
President and Chief Executive Officer
(770) 717-0904

Mike Sitrick
MikeSitrick@sitrick.com

# # #